Exhibit 8.1

December 1, 2017

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Boulevard

Suite 200

Virginia Beach, Virginia 23452

Re:    Wheeler Real Estate Investment Trust, Inc.

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the offer and sale of up to 143,923 shares of the common stock of the Company, $0.01 par value per share (the “Common Stock”), pursuant to the prospectus (the “Prospectus”) filed with and forming part of the Registration Statement, by the persons listed in the Prospectus that were previously issued 143,923 units, in the aggregate, of limited partnership interests (the “Units”) in Wheeler REIT, L.P., the operating partnership of the Company. The Common Stock is issuable upon exchange of the Units for Common Stock. In that capacity, you have requested our opinion regarding the ability of the Company to elect to be treated, and to qualify, for United States federal income tax purposes as a real estate investment trust (a “REIT”) within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In our capacity as special United States federal income tax counsel, we have reviewed copies of the Registration Statement and the Prospectus, insofar as such documents relate to the opinions contained herein, and we have reviewed or relied upon originals or copies of such other agreements and documents as we have deemed necessary or appropriate for the purpose of rendering the opinions contained herein (collectively, the “Transaction Documents”). In performing such review, we have assumed the genuineness of all signatures on all Transaction Documents reviewed by us, the legal capacity of all natural persons, the authenticity of all Transaction Documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of the Transaction Documents executed, or to be executed, by the parties indicated therein, we have also assumed, without independent verification or inquiry, (a) that each party has, or will have, all necessary power and authority to enter into, execute and deliver such Transaction Documents and to perform all of its obligations thereunder, (b) the due authorization by all requisite corporate and other action, and execution and delivery by each such party, of such Transaction Documents, (c) that such Transaction Documents constitute, or will constitute, valid and binding obligations of each party thereto, enforceable in accordance with their respective terms, (d) that the transactions contemplated by such Transaction Documents will be consummated in accordance with the terms thereof, and (e) that any Transaction Documents that have not yet been executed will be finalized in substantially the same form as the versions that we have reviewed. We also have assumed that the sale of the Common Stock (and any other transactions in connection therewith) as set forth in the Transaction Documents will be consummated in accordance with the terms of the Transaction Documents.

Williams Mullen Center | 200 South 10th Street, Suite 1600 Richmond, VA 23219 | P.O. Box 1320 Richmond, VA 23218

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In rendering this opinion letter, we have relied as to certain factual matters upon the statements and representations contained in the certificate provided to us by the Company (the “Officer’s Certificate”), dated December 1, 2017, and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT.

In rendering this opinion letter, we have assumed, with your consent, that the Officer’s Certificate has been executed by appropriate and authorized officers of the Company, that the statements made in the Officer’s Certificate and in the Prospectus are true and correct as of the date hereof, that during its taxable year ending December 31, 2017 and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in the Officer’s Certificate, true for such years, that the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year, that no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions rendered herein are based, and that the board of directors of the Company will not exercise its discretion under the charter of the Company and applicable law to authorize the Company to revoke or otherwise terminate its REIT election pursuant to Code Section 856(g).

Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy or completeness of the factual representations in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matter discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), and in reliance thereon, and on an analysis of the Code, the regulations promulgated thereunder, judicial authority, current administrative rulings and such other laws as we have deemed relevant and necessary, and subject to the qualifications, exceptions and limitations contained therein and herein, we are of the opinion that, for United States federal income tax purposes:

1. the Company has qualified to be taxed as a REIT under the Code, for its taxable years ended December 31, 2012 through December 31, 2016, and its organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2017 and thereafter; and

2. the statements in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that they constitute descriptions of law or legal conclusions with respect thereto, are correct in all material respects.

As described in the Prospectus, qualification of the Company as a REIT will depend upon the satisfaction by the Company, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not review on a continuing basis whether the Company actually will satisfy the various qualification tests, the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy all of the requirements for qualification and taxation as a REIT.

The opinions set forth herein are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No guarantee can be given that our conclusions as to United States federal income tax law will not be challenged successfully by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions. Our opinions are not binding on the IRS or the courts, and no assurances can be given that the IRS will not take a contrary position upon examination, or that a court will not reach a contrary conclusion in litigation.

The opinions set forth herein are limited to those U.S. federal income tax matters expressly covered herein and are expressed as of the date hereof. No opinion is implied or may be inferred with respect to any other matter, including, but not limited to, the adequacy of the disclosures contained in the Registration Statement or the Prospectus under applicable securities laws and other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We expressly disclaim any responsibility to update the opinions expressed herein or to advise you of any development or circumstance of any kind, including any change in law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein. Further, the opinions contained herein are based on information available as of the date hereof. To the extent that a matter or thing occurs or does not occur after such date that adversely affects the Company’s qualification as a REIT, the opinions contained herein shall not be applicable and shall not be effective. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part, or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm in the Prospectus under the captions “Legal Matters” and “Material U.S. Federal Income Tax Considerations.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

/s/ Williams Mullen

Williams Mullen